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Exhibit 5.1

August 7, 2007

Scientific Learning Corporation
300 Frank H. Ogawa Plaza, Suite 600
Oakland, California 94612-2040

RE: REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

        We have examined the registration statement on Form S-1 filed by you with the Securities and Exchange Commission on August 7, 2007, as amended (the "Registration Statement") in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 7,861,638 shares of your common stock, $0.001 par value per share (the "Shares"). We understand that the Shares are to be offered for sale by the selling stockholders named in the Registration Statement.

        As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares, and we have examined such other proceedings and documents as we have deemed necessary or appropriate as a basis for the opinion given herein. It is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement the prospectus contained therein, and any supplement to the prospectus referred to therein, and in any amendment or supplement thereto.

Sincerely,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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  Exhibit 5.1